Exhibit 99.1

Ecovyst Reports First Quarter 2023 Results

MALVERN, PA, May 4, 2023 -- Ecovyst Inc. (NYSE: ECVT) (“Ecovyst” or the “Company”), a leading integrated and innovative global provider of specialty catalysts and services, today reported results for the first quarter ended March 31, 2023.

First Quarter 2023 Results & Highlights
▪Sales of $160.9 million, compared to $179.7 million in the first quarter of 2022, reflecting lower sales volume primarily associated with Winter Storm Elliott and extended maintenance turnaround activity at one of the sites, as well as the timing of customer orders in Catalyst Technologies, partially offset by continued strong pricing.
▪Net loss of $1.5 million compared to net income of $7.9 million in the first quarter of 2022, with diluted net loss per share of $0.01; Adjusted net income of $6.8 million with Adjusted diluted earnings per share of $0.06.
▪Adjusted EBITDA of $42.9 million, with Adjusted EBITDA margins of 23.4%.
▪In conjunction with a secondary offering in which a private equity owner sold their remaining interest in the Company, repurchased 3,000,000 shares at an average price of $9.95, for total cost of $29.9 million.
▪Adjusted EBITDA and Free Cash Flow guidance for full year remains unchanged.
▪In March, recognized three outstanding teams with the company’s 2022 Sustainability Leadership Awards; the Ecoservices Baton Rouge site was recognized with the most impactful Climate Change Reduction Project award for a significant reduction in energy consumption and related GHG emissions.

Financial results and outlook include non-GAAP financial measures. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Financial Measures” and the attached appendix.

“During the first quarter of 2023, demand trends across the majority of end uses served by Ecovyst remained favorable, and we currently expect demand fundamentals to provide opportunities for growth on a full-year basis. Our financial results for the first quarter reflect the factors that we anticipated, and discussed on our fourth quarter earnings call in late February, including the adverse impact of Winter Storm Elliott, an extended turnaround during the quarter at one of our Ecoservices sites, and order timing in Catalyst Technologies,” said Kurt J. Bitting, Ecovyst’s Chief Executive Officer. “Winter Storm Elliott outages and an extended maintenance turnaround at one of our facilities constrained our ability to produce inventory, and both events limited sales of virgin sulfuric acid in the first quarter,” added Bitting. However, the 2023 outlook for demand for virgin sulfuric acid remains firm, driven by underlying demand for low carbon technologies”.
“We expect sales for our Catalyst Technologies business, including our proportionate share of our ZI joint venture, to increase in 2023,” said Bitting. “As our first quarter 2023 financial results were in line with our internal expectations, our Adjusted EBITDA guidance for full-year 2023 remains unchanged.”

First Quarter 2023 Results
Sales for the quarter ended March 31, 2023 were $160.9 million, compared to $179.7 million in the first quarter of 2022. The change was driven primarily by lower sales volume, including the adverse impact of Winter Storm Elliott and the extended turnaround activity on virgin sulfuric acid sales in our Ecoservices business, as well as lower sales of hydrocracking and specialty catalysts associated with order timing, and lower sales of polyethylene catalysts in our Catalyst Technologies business, partially offset by continued higher pricing across both businesses.
Net loss was $1.5 million, compared to net income of $7.9 million in the first quarter of 2022, with a diluted net loss per share of $0.01. Adjusted net income was $6.8 million with an Adjusted diluted earnings per share of $0.06. Adjusted EBITDA was $42.9 million, compared to $59.2 million in the first quarter of 2022, with the change reflecting lower sales volume, higher unplanned repair and maintenance costs, partially offset by higher pricing in both businesses.

Ecovyst First Quarter 2023 Earnings Release	Page 1

Review of Segment Results and Business Trends
In 2022, demand across most product categories, end-uses and customers was positive, and we anticipate relative stability in demand for the remainder of 2023. Inflationary pressures, including higher costs for sulfur, energy, logistics and other raw materials, were significant in 2022, however, our contractual pass-through mechanisms and targeted price increases serve to mitigate the adverse impacts of higher costs on our businesses. While we expect inflationary pressures to remain a factor in 2023, we expect average sulfur costs in 2023 to be lower than in 2022. We expect supply chain constraints, including limited availability and higher costs for transportation and logistics, to remain a factor in 2023. In response, we have taken steps that we believe will help minimize the associated impact on our businesses through enhanced coordination and planning with customers and suppliers using our strategic network.
On December 23rd, our Ecoservices business was adversely affected by Winter Storm Elliott. The storm disrupted operations at a number of our sites, impacting production and resulting in unplanned repair and maintenance costs. The production outages arising from Winter Storm Elliott limited our ability to produce inventory in advance of significant planned turnaround activity and to meet customer demand, resulting in constrained availability and lower sales of virgin sulfuric acid in the first quarter of 2023.
Ecoservices
Our regeneration services support the production of alkylate, a high value gasoline component critical for meeting stringent gasoline standards and for producing premium grade gasoline. Tightening of gasoline standards and increased demand for higher-octane premium grade gasoline to power high compression, more fuel efficient engines resulted in higher utilization for our customers’ alkylation units. High U.S. refinery utilization in 2022 and the first quarter of 2023 supported our customers’ production of alkylate and translated into robust demand for our regeneration services. We expect refinery utilization to remain high through the remainder of 2023. Sulfuric acid is a widely used chemicals and it plays a key role in producing a wide array of materials, particularly those supporting green infrastructure. We expect our sales of virgin sulfuric acid in 2023 to benefit from healthy demand in the mining segment for metals and minerals that provide conductivity in low carbon technologies, as well as from stable demand in a range of industrial applications including construction, auto and packaging materials. Our catalyst activation services provide for ex-situ sulfiding and pre-activation for hydro-processing catalysts, with demand growing in both traditional and renewable fuel production. We believe sustainability trends will continue to favor our treatment services business as customers seek the sustainability-focused waste solutions offered by Ecoservices.
Sales were $137.8 million, compared to $154.0 million in the first quarter of 2022. The change in sales was principally due to lower sales of virgin sulfuric acid associated with the adverse impact of Winter Storm Elliott, extended maintenance at one of our manufacturing locations, and lower pass-through of sulfur costs of approximately $5 million, partially offset by higher pricing in regeneration services. Adjusted EBITDA was $36.8 million, compared to $49.3 million in the first quarter of 2022, with the change largely attributable to lower virgin sulfuric acid sales volume, higher unplanned repair and maintenance costs, and costs associated with planned turnaround activity, partially offset by higher pricing for regeneration services.
Catalyst Technologies
Our silica catalysts business supplies critical catalyst components for the production of high-density polyethylene, a high-strength and high-stiffness plastic used in bottles, containers, and molded applications and linear low-density polyethylene used predominately for films. Growth in demand for polyethylene films and packaging continued to drive higher sales of polyethylene catalysts. We also supply specialty catalysts to customers for use in the production of both traditional and renewable fuels, petrochemicals, and emission control systems for both on-road and non-road diesel engines. Demand for traditional fuels remained positive and demand for renewable fuels increased. We also supply niche custom catalysts in the refining and petrochemical industries. We continue to expect growth in demand for catalysts used in these applications.
During the first quarter of 2023, Silica Catalysts sales were $23.1 million, compared to $25.7 million in the first quarter of 2022, with the change reflecting lower sales of polyethylene catalysts. Zeolyst Joint Venture sales were $22.1 million, compared to $29.0 million in the first quarter of 2022. The change in sales was largely due to the comparative timing of customer orders for hydrocracking and specialty catalysts sales, which are expected to be recognized later in 2023. Adjusted EBITDA, which includes the Zeolyst Joint Venture, was $13.0 million, compared to $17.0 million in the first quarter of 2022, with the change reflecting lower sales volume on timing of customer orders, partially offset by continued strong pricing and favorable product mix.

Ecovyst First Quarter 2023 Earnings Release	Page 2

Cash Flows and Balance Sheet
Cash flows from operating activities was $4.1 million for the three months ended March 31, 2023, compared to $6.4 million for the three months ended March 31, 2022. At March 31, 2023, the Company had cash and cash equivalents of $61.6 million, total gross debt of $884.3 million and availability under the ABL facility of $57.3 million, after giving effect to $4.1 million of outstanding letters of credit and no revolving credit facility borrowings, for total available liquidity of $118.9 million. The net debt to net income ratio was 13.7x as of March 31, 2023 and the net debt leverage ratio was 3.2x as of March 31, 2023.

2023 Financial Outlook
Full year 2023 guidance is as follows:

▪Sales of $730 million to $760 million1 (changed from $760 million to $790 million to reflect lower projected pass-through of energy costs and lower expected virgin sulfuric acid volume resulting from Winter Storm Elliott and the significant first quarter 2023 turnaround activity).
▪Sales of $145 million to $155 million for proportionate 50% share of Zeolyst Joint Venture, which is excluded from GAAP Sales
▪Adjusted EBITDA2 of $285 million to $300 million, up 6% from 2022 at the mid-point of the range
▪Adjusted Free Cash Flow2 of $115 million to $130 million
▪Capital expenditures of $60 million to $70 million
▪Interest expense of $45 million to $50 million
▪Depreciation & Amortization
•Ecovyst - $80 million to $90 million
•Zeolyst J.V. - $14 million to $16 million

1Sales outlook for 2023 assumes lower average sulfur prices, compared to 2022, and lower projected pass-through of sulfur costs of approximately $90 million.

2In reliance upon the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company is not able to provide a reconciliation of its non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and EBITDA as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs. Because this information is uncertain, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Stock Repurchase Authorization
In April 2022, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $450 million of the Company’s outstanding common stock over the next four years. To date, repurchases under the program have been funded using cash on hand and cash generated from operations, with repurchases conducted through negotiated transactions with an equity sponsor, as well as through open market repurchases. Future repurchases may also be conducted through negotiated transactions with an equity sponsor, open market repurchases or other means, including through Rule 10b-18 trading plans or through the use of other techniques such as accelerated share repurchases.
During the first quarter of 2023, in connection with a secondary offering of the Company’s common stock in March 2023, the Company repurchased 3,000,000 shares of its common stock sold in the offering from the underwriter at a price of $9.95 per share concurrently with the closing of the offering, for a total of $29.9 million.
For possible future repurchases, the actual timing, number, and nature of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions. The repurchase program does not obligate the Company to acquire any number of shares in any specific period, or at all, and the repurchase program may be amended, suspended or discontinued at any time at the Company’s discretion. As of March 31, 2023, $283.4 million was available for additional share repurchases under the program.

Ecovyst First Quarter 2023 Earnings Release	Page 3

Conference Call and Webcast Details
On Thursday, May 4, 2023, Ecovyst management will review the first quarter results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.
Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 267-6316 (domestic) or
1 (203) 518-9848 (international) and use the participant code ECVTQ123.

Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

Investor Contact:
Gene Shiels
(484) 617-1225
gene.shiels@ecovyst.com

About Ecovyst Inc.
Ecovyst Inc. and subsidiaries is a leading integrated and innovative global provider of specialty catalysts and services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products, which are predominantly inorganic, and services contribute to improving the sustainability of the environment.
We have two uniquely positioned specialty businesses: Ecoservices provides sulfuric acid recycling to the North American refining industry for the production of alkylate and provides on-purpose virgin sulfuric acid for water treatment, mining, and industrial applications; and Catalyst Technologies provides finished silica catalysts and catalyst supports necessary to produce high strength and high stiffness plastics and, through its Zeolyst joint venture, supplies zeolites used for catalysts that help produce renewable fuels, remove nitrogen oxides from diesel engine emissions as well as sulfur from fuels during the refining process. For more information, see our website at https://www.ecovyst.com.

Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted free cash flow, Adjusted diluted income per share, and net debt leverage ratio (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The Company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the appendix below.

Ecovyst First Quarter 2023 Earnings Release	Page 4

Zeolyst Joint Venture
The Company’s zeolite catalysts product group operates through its Zeolyst Joint Venture, which is accounted for as an equity method investment in accordance with GAAP. The presentation of the Zeolyst Joint Venture’s sales represents 50% of the sales of the Zeolyst Joint Venture. The Company does not record sales by the Zeolyst Joint Venture as revenue and such sales are not consolidated within the Company’s results of operations. However, the Company’s Adjusted EBITDA reflects the share of earnings of the Zeolyst Joint Venture that have been recorded as equity in net income from affiliated companies in the Company’s consolidated statements of income for such periods and includes Zeolyst Joint Venture adjustments on a proportionate basis based on the Company’s 50% ownership interest. Accordingly, the Company’s Adjusted EBITDA margins are calculated including 50% of the sales of the Zeolyst Joint Venture for the relevant periods in the denominator.

Note on Forward-Looking Statements
Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our future results of operations, financial condition, liquidity, prospects, growth, strategies, capital allocation program (including the stock repurchase program), product and service offerings, expected demand trends and our 2023 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including the tariffs and trade disputes, currency exchange rates, the effects of inflation and other factors, including those described in the sections titled “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Ecovyst First Quarter 2023 Earnings Release	Page 5

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except share and per share amounts)

	Three months ended March 31,
	2023	2022	% Change

Sales	$160.9	$179.7	(10.5)%
Cost of goods sold	124.4	132.0	(5.8)%
Gross profit	36.5	47.7	(23.5)%
Selling, general and administrative expenses	21.1	23.5	(10.2)%
Other operating expense, net	6.7	7.7	(13.0)%
Operating income	8.7	16.5	(47.3)%
Equity in net (income) from affiliated companies	(0.2)	(5.7)	(96.5)%
Interest expense, net	9.9	8.5	16.5%
Other (income) expense, net	(0.4)	0.1	(500.0)%
(Loss) income before income taxes	(0.6)	13.6	(104.4)%
Provision for income taxes	0.9	5.7	(84.2)%
Effective tax rate	(180.7)%	42.1%
Net (loss) income attributable to Ecovyst Inc	$(1.5)	$7.9	(119.0)%

(Loss) Earnings per share:
Basic (loss) earnings per share	$(0.01)	$0.06
Diluted (loss) earnings per share	$(0.01)	$0.06

Weighted average shares outstanding:
Basic	122,178,867	137,684,773
Diluted	122,178,867	138,749,065

Ecovyst First Quarter 2023 Earnings Release	Page 6

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$61.6	$110.9
Accounts receivable, net	66.6	74.8
Inventories, net	45.8	44.4
Derivative assets	16.0	18.5
Prepaid and other current assets	31.3	19.1
Total current assets	221.3	267.7
Investments in affiliated companies	437.2	436.0
Property, plant and equipment, net	583.7	584.9
Goodwill	403.8	403.2
Other intangible assets, net	126.7	129.9
Right-of-use lease assets	27.6	28.3
Other long-term assets	29.7	34.6
Total assets	$1,830.0	$1,884.6
LIABILITIES
Current maturities of long-term debt	$9.0	$9.0
Accounts payable	34.1	40.0
Operating lease liabilities—current	8.1	8.2
Accrued liabilities	57.8	72.2
Total current liabilities	109.0	129.4
Long-term debt, excluding current portion	864.1	865.9
Deferred income taxes	136.6	136.2
Operating lease liabilities—noncurrent	19.4	20.0
Other long-term liabilities	26.8	25.8
Total liabilities	1,155.9	1,177.3
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 140,604,563 and 139,571,272 on March 31, 2023 and December 31, 2022, respectively; outstanding shares 120,124,260 and 122,186,238 on March 31, 2023 and December 31, 2022, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on March 31, 2023 and December 31, 2022	—	—
Additional paid-in capital	1,096.3	1,091.5
Accumulated deficit	(243.5)	(242.0)
Treasury stock, at cost; shares 20,480,303 and 17,385,034 on March 31, 2023 and December 31, 2022, respectively	(180.3)	(149.6)
Accumulated other comprehensive income	0.2	6.0
Total equity	674.1	707.3
Total liabilities and equity	$1,830.0	$1,884.6

Ecovyst First Quarter 2023 Earnings Release	Page 7

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2023	2022
Cash flows from operating activities:	(in millions)
Net (loss) income attributable to Ecovyst Inc.	$(1.5)	$7.9
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	16.7	16.0
Amortization	3.5	3.5
Amortization of deferred financing costs and original issue discount	0.5	0.5
Foreign currency exchange (gain) loss	(0.4)	0.6
Deferred income tax provision	2.8	9.3
Net loss on asset disposals	1.2	0.1
Stock compensation	4.1	7.3
Equity in net income from affiliated companies	(0.2)	(5.7)
Dividends received from affiliated companies	—	15.0
Other, net	(4.0)	(7.4)
Working capital changes that provided (used) cash:
Receivables	8.4	(10.4)
Inventories	(1.3)	(1.0)
Prepaids and other current assets	(9.7)	(3.6)
Accounts payable	(1.9)	2.2
Accrued liabilities	(14.1)	(27.9)
Net cash provided by operating activities	4.1	6.4

Cash flows from investing activities:
Purchases of property, plant and equipment	(18.7)	(10.8)
Payments for business divestiture, net of cash	—	(3.7)
Other, net	—	0.1
Net cash used in investing activities	(18.7)	(14.4)

Cash flows from financing activities:
Repayments of long-term debt	(2.3)	(2.3)
Repurchases of common shares	(29.9)	—
Tax withholdings on equity award vesting	(0.9)	(0.3)
Repayment of financing obligations	(0.7)	—
Other, net	0.2	—
Net cash used in financing activities	(33.6)	(2.6)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	(0.6)
Net change in cash and cash equivalents	(49.3)	(11.2)
Cash and cash equivalents at beginning of period	110.9	140.9
Cash and cash equivalents at end of period	$61.6	$129.7

Ecovyst First Quarter 2023 Earnings Release	Page 8

Appendix Table A-1: Reconciliation of Net (Loss) Income to Adjusted EBITDA

	Three months ended March 31,
	2023	2022
	(in millions)
Reconciliation of net (loss) income attributable to Ecovyst Inc. to Adjusted EBITDA
Net (loss) income attributable to Ecovyst Inc.	$(1.5)	$7.9
Provision for income taxes	0.9	5.7
Interest expense, net	9.9	8.5
Depreciation and amortization	20.2	19.5
EBITDA	29.5	41.6
Joint venture depreciation, amortization and interest(a)	3.6	4.1
Amortization of investment in affiliate step-up(b)	1.6	1.6
Net loss on asset disposals(c)	1.2	0.1
Foreign currency exchange (gain) loss(d)	(0.7)	0.6
LIFO expense(e)	1.4	0.2
Transaction and other related costs(f)	1.4	4.3
Equity-based compensation	4.1	7.3
Restructuring, integration and business optimization expenses(g)	1.0	0.4
Other(h)	(0.2)	(1.0)
Adjusted EBITDA	$42.9	$59.2

Ecovyst First Quarter 2023 Earnings Release	Page 9

Descriptions to Ecovyst Non-GAAP Reconciliations
(a)We use Adjusted EBITDA as a performance measure to evaluate our financial results. Because the Catalyst Technologies segment includes our 50% interest in the Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of the Zeolyst Joint Venture.
(b)Represents the amortization of the fair value adjustments associated with the equity affiliate investment in the Zeolyst Joint Venture as a result of the combination of the businesses of PQ Holdings Inc. and Eco Services Operations LLC in May 2016. We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of the Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with fixed assets and intangible assets, including customer relationships and technical know-how.
(c)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(d)Reflects the exclusion of the foreign currency transaction gains and losses in the statements of income related to the non-permanent intercompany debt denominated in local currency translated to U.S. dollars.
(e)Represents non-cash adjustments to the Company’s LIFO reserves for certain inventories in the U.S. that are valued using the LIFO method, which we believe provides a means of comparison to other companies that may not use the same basis of accounting for inventories.
(f)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(g)Includes the impact of restructuring, integration and business optimization expenses, which are incremental costs that are not representative of our ongoing business operations.
(h)Other consists of adjustments for items that are not core to our ongoing business operations. These adjustments include environmental remediation and other legal costs, expenses for capital and franchise taxes, and defined benefit pension and postretirement plan (benefits) costs, for which our obligations are under plans that are frozen. Also included in this amount are adjustments to eliminate the benefit realized in cost of goods sold of the allocation of a portion of the contract manufacturing payments under the five-year agreement with the buyer of the Performance Chemicals business to the financing obligation under the failed sale-leaseback. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

Ecovyst First Quarter 2023 Earnings Release	Page 10

Appendix Table A-2: Reconciliation of Net (Loss) Income and EPS to Adjusted Net Income and Adjusted EPS(1)

	Three months ended March 31,
	2023					2022
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net (loss) income attributable to Ecovyst Inc	$(0.6)	$0.9	$(1.5)	$(0.01)	$(0.01)	$13.6	$5.7	$7.9	$0.06	$0.06
Amortization of investment in affiliate step-up(b)	1.6	0.4	1.2	0.01	0.01	1.6	0.4	1.2	0.01	0.01
Net loss on asset disposals(c)	1.2	0.3	0.9	0.01	0.01	0.1	—	0.1	—	—
Foreign currency exchange (gain) loss(d)	(0.7)	(0.1)	(0.6)	(0.01)	(0.01)	0.6	0.1	0.5	—	—
LIFO expense(e)	1.4	0.4	1.0	0.01	0.01	0.2	0.1	0.1	—	—
Transaction and other related costs(f)	1.4	0.4	1.0	0.01	0.01	4.3	1.0	3.3	0.02	0.02
Equity-based compensation(2)	4.1	(0.1)	4.2	0.03	0.03	7.3	(0.3)	7.6	0.06	0.05
Restructuring, integration and business optimization expenses(g)	1.0	0.1	0.9	0.01	0.01	0.4	0.1	0.3	0.01	0.02
Other(h)	(0.2)	0.1	(0.3)	—	—	(1.0)	(0.3)	(0.7)	(0.01)	(0.01)
Adjusted Net Income(1)	$9.2	$2.4	$6.8	$0.06	$0.06	$27.1	$6.8	$20.3	$0.15	$0.15

Weighted average shares outstanding				122,178,867	123,575,736				137,684,773	138,749,065

See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.

(1)We define adjusted net income as net income attributable to Ecovyst adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income that we do not consider indicative of our ongoing operating performance. Adjusted net income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted net income may not be comparable with net income or adjusted net income as defined by other companies.
(2)Includes tax adjustments for the shortfall in stock compensation.
The adjustments to net income attributable to Ecovyst Inc. are shown net of applicable tax rates of 25.6% and 24.7% for the three months ended March 31, 2023 and 2022, respectively, except for the foreign currency exchange (gain) loss and equity-based compensation. The tax effect on equity-based compensation is derived by removing the tax effect of any equity-based compensation expense disallowed as a result of its inclusion within IRC Sec. 162m, and adding the tax effect of equity-based stock compensation shortfall recorded as a discrete item. The tax effect of the foreign currency exchange (gain) loss is derived from tax effecting the actual year to date foreign currency exchange (gain) loss by the respective local country statutory rates which is recorded as a discrete item.

Ecovyst First Quarter 2023 Earnings Release	Page 11

Appendix Table A-3: Sales and Adjusted EBITDA by Business Segment

	Three months ended March 31,
	2023	2022	% Change

Sales:
Ecoservices	$137.8	$154.0	(10.5)%
Silica Catalysts	23.1	25.7	(10.1)%
Total sales	$160.9	$179.7	(10.5)%

Zeolyst Joint Venture sales	$22.1	$29.0	(23.8)%

Adjusted EBITDA:
Ecoservices	$36.8	$49.3	(25.4)%
Catalyst Technologies	13.0	17.0	(23.5)%
Unallocated corporate expenses	(6.9)	(7.1)	(2.8)%
Total Adjusted EBITDA	$42.9	$59.2	(27.5)%

Adjusted EBITDA Margin:
Ecoservices	26.7%	32.0%
Catalyst Technologies(1)	28.8%	31.1%
Total Adjusted EBITDA Margin(1)	23.4%	28.4%

(1)Adjusted EBITDA margin calculation includes proportionate 50% share of sales from the Zeolyst Joint Venture.

Ecovyst First Quarter 2023 Earnings Release	Page 12

Appendix Table A-4: Adjusted Free Cash Flow

	Three months ended March 31,
	2023	2022
	(in millions)
Net cash provided by operating activities	$4.1	$6.4
Less:
Purchases of property, plant and equipment(1)	(18.7)	(10.8)
Free cash flow	$(14.6)	$(4.4)

Adjustments to free cash flow:
Cash paid for costs related to segment disposals	—	13.6
Adjusted free cash flow(2)	$(14.6)	$9.2

Net cash used in by investing activities(3)	$(18.7)	$(14.4)
Net cash used in financing activities	$(33.6)	$(2.6)

(1)Excludes the Company’s proportionate 50% share of capital expenditures from the Zeolyst Joint Venture.
(2)We define adjusted free cash flow as net cash provided by operating activities less purchases of property, plant and equipment, adjusted for cash flows that are unusual in nature and/or infrequent in occurrence that neither relate to our core business nor reflect the liquidity of our underlying business. Historically these adjustments include proceeds from the sale of assets, net interest proceeds on swaps designated as net investment hedges, the cash paid for segment disposals and cash paid for debt financing costs included in cash from operating activities. Adjusted free cash flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations and is an important financial measure for use in evaluating our financial performance. Our presentation of adjusted free cash flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of adjusted free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view adjusted free cash flow as a measure that provides supplemental information to our consolidated statements of cash flows. You should not consider adjusted free cash flow in isolation or as an alternative to the presentation of our financial results in accordance with GAAP. The presentation of adjusted free cash flow may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
(3)Net cash used in investing activities includes purchases of property, plant and equipment, which is also included in our computation of adjusted free cash flow.

Ecovyst First Quarter 2023 Earnings Release	Page 13

Appendix Table A-5: Net Debt Leverage Ratio

	March 31, 2023		March 31, 2022
	(in millions, except ratios)
Total debt	$884.3		$893.3
Less:
Cash and cash equivalents	61.6		129.7
Net debt	$822.7		$763.6

Trailing twelve months:
Net income	59.9		12.4
Adjusted EBITDA(1)	260.5		244.5

Net debt to net income ratio	13.7	x	61.6	x
Net debt leverage ratio	3.2	x	3.1	x

(1) Refer to the Reconciliation of Net (Loss) Income to Adjusted EBITDA schedule for the reconciliation to the most comparable GAAP financial measure.

Ecovyst First Quarter 2023 Earnings Release	Page 14